Exhibit 99.1

Contact: Steve West, Vice President of Investor Relations
     (Steve.West@panerabread.com)

Panera Bread Company Reports Q1 2015 Diluted EPS of $1.41, Excluding One-Time Items

HIGHLIGHTS
- Q1 2015 Revenue increased 7% to $649 million
- Q1 2015 Company-owned comparable net bakery-cafe sales up 1.5%
- Q2 2015 (first 27 days) Company-owned comparable net bakery-cafe sales up 2.0%
- Company's refranchising effort progresses

St. Louis, MO, April 28, 2015 - Panera Bread Company (NASDAQ: PNRA) today reported net income of $32 million, or $1.20 per diluted share, for fiscal Q1 2015. Diluted EPS for fiscal Q1 2015 was $1.41 or down 9%, excluding charges recorded in fiscal Q1 2015 related to the Company's refranchising initiative of $8.9 million, $5.6 million after-tax, or $0.21 per diluted share. The fiscal Q1 2015 results compare to net income of $42 million, or $1.55 per diluted share, for fiscal Q1 2014. A reconciliation of GAAP and non-GAAP information is attached to this release as Schedule IV.

As previously announced, the Company is making significant progress on its plan to refranchise 50 to 150 bakery-cafes. The Company has entered into letters of intent to refranchise 73 bakery-cafes and is on track to reach its refranchising goal. Excluding one-time charges, the Company expects the sale of these bakery-cafes to be accretive to ongoing earnings.

The Company's fiscal Q1 2015 consolidated statements of comprehensive income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages), including net income and diluted EPS, excluding charges related to the Company's refranchising initiative, and net income and diluted EPS, as reported:

	For the 13 Weeks Ended		Percentage Change
	March 31, 2015	April 1, 2014

Total revenue	$648,504	$605,337	7%

Net income, excluding refranchising loss	$37,425	$42,395	-12%
Refranchising loss	(5,565)	—	—
Net income, as reported	$31,860	$42,395	-25%

Diluted EPS, excluding refranchising loss	$1.41	$1.55	-9%
Refranchising loss	(0.21)	—	—
Diluted EPS, as reported	$1.20	$1.55	-23%

Shares used in diluted EPS	26,569	27,405	-3%

Fiscal Q1 2015 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q1 2015, Company-owned comparable net bakery-cafe sales increased 1.5%, franchise-operated comparable net bakery-cafe sales decreased 0.1%, and system-wide comparable net bakery-cafe sales increased 0.7% compared to the same period in fiscal 2014.

The Company-owned comparable net bakery-cafe sales increase of 1.5% in fiscal Q1 2015 was comprised of year-over-year transaction growth of 0.1% and average check growth of 1.4%. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Operating Margin

Operating margin for fiscal Q1 2015 declined approximately 180 basis points versus fiscal Q1 2014, excluding charges related to the Company's refranchising initiative, as outlined in Schedule IV. This decline was primarily the result of structural wage increases and costs related to our strategic initiatives.

New Bakery-Cafe Development and AWS

During fiscal Q1 2015, the Company opened 11 new bakery-cafes and its franchisees opened 14 new bakery-cafes. As a result, there were 1,901 bakery-cafes open system-wide as of March 31, 2015.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of December 30, 2014	925	955	1,880
Bakery-cafes opened	11	14	25
Bakery-cafes closed	(2)	(2)	(4)
Bakery-cafes refranchised	(1)	1	—
Bakery-cafes as of March 31, 2015	933	968	1,901

Average weekly sales (“AWS”) for Company-owned "Class of 2015" bakery-cafes through fiscal Q1 2015 was $47,210. AWS for franchise-operated "Class of 2015" bakery-cafes through fiscal Q1 2015 was $53,665.

A schedule of fiscal Q1 2015 AWS, including AWS information for bakery-cafes based on their designation as either a traditional or non-traditional bakery-cafe, is attached to this release as Schedule II. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories with a range of different formats.

Use of Capital

During fiscal Q1 2015, the Company repurchased 155,401 shares at an average price of $160.84 per share for an aggregate purchase price of approximately $25.0 million. The Company had approximately $508.4 million available under the $600 million repurchase authorization as of Q1 2015. On April 15, 2015, Panera's Board of Directors approved an increase to the Company's current share repurchase program to $750 million. The Company expects to purchase $500 million of shares within the next twelve months, through a combination of cash on hand, cash flow from operations, and up to $500 million of new debt, taking advantage of the attractive current interest rate environment.

Fiscal Q2 2015 Comparable Net Bakery-Cafe Sales Growth

The Company announced today that Company-owned comparable net bakery-cafe sales in the first 27 days of fiscal Q2 2015 were up 2.0%.

Full Year Fiscal 2015 Outlook

Diluted EPS

The Company today reiterated its full year fiscal 2015 diluted earnings per share growth target of flat to down mid- to high-single digits when compared to full year fiscal 2014, excluding charges in fiscal 2015 for the Company's refranchising initiative and certain items for full year fiscal 2014 as disclosed in our fiscal Q4 2014 earnings release.

Comparable Net Bakery-Cafe Sales Growth

The Company reiterated its targeted range for fiscal 2015 Company-owned comparable net bakery-cafe sales growth of 2.0% to 3.5%.

Operating Margin

For fiscal 2015, the Company continues to expect operating margin will be down 100 to 175 basis points when compared to fiscal 2014, excluding the impact of charges related to the Company's refranchising initiative.

New Bakery-Cafe Development and Panera 2.0 Conversions

The Company continues to expect 105 to 115 system-wide new bakery-cafe openings in fiscal 2015 and is maintaining its average weekly net sales performance target for new Company-owned bakery-cafes of $43,000 to $45,000. The Company also continues to expect the conversion of approximately 300 Company-owned bakery-cafes to Panera 2.0 during fiscal 2015.

Concluding Comment

Ron Shaich, Chairman and CEO, commented, "In the first quarter, we continued to make progress on our initiatives to make Panera a better competitive alternative with expanded growth opportunities. These initiatives include improving the guest experience through Panera 2.0 (inclusive of digital access and improved operational capabilities) and driving consumer excitement through innovation in food, marketing and store design. We are also building capabilities to grow in adjacent businesses, including catering, delivery and consumer products. As expected, these investments negatively impacted first-quarter results; however, our confidence is growing that by making these investments, we can increase the potential to reignite significant earnings growth for years to come."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, April 29, 2015 to discuss the fiscal Q1 2015 results, preliminary comparable net bakery-cafe sales results for the first 27 days of fiscal Q2 2015, and earnings targets and business outlook for the full year fiscal 2015. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

As of March 31, 2015, there were 1,901 bakery-cafes in 45 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Café® names. We feature high quality, reasonably priced food in a warm, inviting and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by chicken raised without antibiotics, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans-fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor and free Internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, regarding our intention to repurchase shares from time to time under the share repurchase program and the source of funding of such repurchases, our refranchising activities, our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "target," "plan," "goal," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 30, 2014 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 31, 2015	April 1, 2014
Revenues:
Bakery-cafe sales, net	$573,676	$535,549
Franchise royalties and fees	32,393	28,892
Fresh dough and other product sales to franchisees	42,435	40,896
Total revenues	$648,504	$605,337
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$173,657	$158,894
Labor	181,537	162,463
Occupancy	42,856	39,251
Other operating expenses	80,737	75,817
Total bakery-cafe expenses	478,787	436,425
Fresh dough and other product cost of sales to franchisees	36,266	35,634
Depreciation and amortization	33,947	29,442
General and administrative expenses	37,767	35,007
Pre-opening expenses	1,649	1,824
Refranchising loss	8,891	—
Total costs and expenses	597,307	538,332
Operating profit	51,197	67,005
Interest expense	486	623
Other (income) expense, net	(184)	(1,212)
Income before income taxes	50,895	67,594
Income taxes	19,035	25,199
Net income	$31,860	$42,395

Earnings per common share:
Basic	$1.20	$1.55
Diluted	$1.20	$1.55
Weighted average shares of common and common equivalent shares outstanding:
Basic	26,478	27,269
Diluted	26,569	27,405

Other comprehensive loss, net of tax:
Foreign currency translation adjustment	$(1,025)	$(394)
Other comprehensive loss	$(1,025)	$(394)
Comprehensive income	$30,835	$42,001

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	March 31, 2015	April 1, 2014
Revenues:
Bakery-cafe sales, net	88.5%	88.5%
Franchise royalties and fees	5.0	4.8
Fresh dough and other product sales to franchisees	6.5	6.8
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.3%	29.7%
Labor	31.6	30.3
Occupancy	7.5	7.3
Other operating expenses	14.1	14.2
Total bakery-cafe expenses	83.5	81.5
Fresh dough and other product cost of sales to franchisees (2)	85.5	87.1
Depreciation and amortization	5.2	4.9
General and administrative expenses	5.8	5.8
Pre-opening expenses	0.3	0.3
Refranchising loss	1.4	—
Total costs and expenses	92.1	88.9
Operating profit	7.9	11.1
Interest expense	0.1	0.1
Other (income) expense, net	—	(0.2)
Income before income taxes	7.8	11.2
Income taxes	2.9	4.2
Net income	4.9%	7.0%

Other comprehensive loss	(0.2)	(0.1)
Comprehensive income	4.8%	6.9%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	System-Wide Average Weekly Sales ("AWS")
	2015[a]	2014	2013	2012	2011
AWS	$47,039	$47,655	$47,403	$46,676	$44,313

[a] Represents year-to-date system-wide AWS at the end of fiscal Q1 2015.

	2015 Company-Owned AWS By Year Opened
	2015 Opens	2014 Opens	2013 Opens & Prior	Total
Bakery-Cafes	11	65	857	933
Q1 15	$47,210	$41,788	$47,918	$47,478

	2015 Franchise-Operated AWS By Year Opened
	2015 Opens [b]	2014 Opens	2013 Opens & Prior	2015 Acquisitions [b]	Total
Bakery-Cafes	14	49	904	1	968
Q1 15	$53,665	$44,930	$46,641	$62,979	$46,614

[b] 2015 franchise-operated AWS excludes one refranchised bakery-cafe.

	Traditional and Non-Traditional AWS [c]
	Company-Owned		Franchise-Operated		System-Wide
	2015 Opens	2014 Opens	2015 Opens	2014 Opens	2015 Opens	2014 Opens
Traditional Bakery-Cafes	8	13	14	10	22	23
Non-Traditional Bakery-Cafes	3	3	—	1	3	4
Traditional AWS	$49,865	$56,737	$53,665	$58,739	$52,307	$57,518
Non-Traditional AWS	$41,590	$35,901	—	$59,033	$41,590	$44,082
Total	$47,210	$55,230	$53,665	$58,891	$50,752	$56,647

[c] Represents year-to-date bakery-cafe openings and AWS for fiscal 2015 and fiscal 2014. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units. Because the non-traditional bakery-cafe designation covers various formats and the formats of non-traditional bakery-cafe openings may vary from period-to-period, comparing AWS for non-traditional bakery-cafes on a year-over-year basis may not be meaningful.

	Bakery-Cafe Openings (excluding acquisitions) [d]
	Company	Franchise	Total		Company	Franchise	Total
Q1 15	11	14	25	Q1 14	16	11	27
Q2 15				Q2 14	10	9	19
Q3 15				Q3 14	13	15	28
Q4 15				Q4 14	26	14	40
2015 YTD	11	14	25	2014 YTD	65	49	114

[d] Bakery-cafe openings in fiscal Q1 2015 exclude the opening of seven Company-owned delivery hubs. As of fiscal Q1 2015, there were 28 Company-owned and one franchise-operated delivery hubs operating. Bakery-cafe openings in fiscal 2014 exclude the opening of 15 Company-owned and one franchise-operated delivery hubs.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information comparing fiscal Q1 2015 to comparable periods in the prior year:

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended
	January 27, 2015	March 3, 2015	March 31, 2015	March 31, 2015
Company-owned	2.9%	1.1%	0.6%	1.5%
Franchise-operated	1.2%	(0.4)%	(0.9)%	(0.1)%
System-wide	2.1%	0.3%	(0.1)%	0.7%

Schedule IV

PANERA BREAD COMPANY
Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

The Company uses diluted earnings per share excluding certain items as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of results for the 13 weeks ended March 31, 2015 excluding the refranchising loss provides additional information to investors to facilitate the comparison of past and present operations, as the Company does not believe the refranchising loss to be indicative of our ongoing operations.

For the 13 Weeks Ended
March 31, 2015
Net income, as reported	$31,860
Refranchising loss (1)	5,565
Net income, excluding refranchising loss	$37,425

Diluted earnings per share, as reported	$1.20
Impact of refranchising loss on diluted earnings per share	0.21
Diluted earnings per share, excluding refranchising loss	$1.41

(1) Refranchising loss of $8.9 million before the net effective tax benefit of $3.3 million recorded during the thirteen weeks ended March 31, 2015.